Exhibit 8.1

May 1, 2012

Host Hotels & Resorts, Inc.

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817

Ladies and Gentlemen:

This firm has acted as special tax counsel to Host Hotels & Resorts, Inc., a Maryland corporation (“Host REIT”), in connection with the offer and sale from time to time of shares of Host REIT’s common stock, $0.01 par value, having an aggregate offering price of up to $400,000,000 (the “Offering”), pursuant to certain Sales Agency Financing Agreements dated April 24, 2012, between Host REIT and BNY Mellon Capital Markets, LLC (“BNYMCM”) and between Host REIT and Scotia Capital (USA) Inc. (“SCUSA”) (collectively, the “Sales Agency Financing Agreements”), as more fully described in Host REIT’s prospectus supplement dated May 1, 2012 (the “Prospectus Supplement”) to Host REIT’s prospectus dated April 29, 2010 (the “Prospectus”) that was part of the automatic shelf registration statement on Form S-3 ASR (File No. 333-166380) filed with the Securities and Exchange Commission on April 29, 2010 and pursuant to which the shares to be offered pursuant to the Sales Agency Financing Agreements have been registered (the “Registration Statement”).

In connection with the Offering, we have been asked to provide to BNYMCM and SCUSA, pursuant to Section 2.02 of the Sales Agency Financing Agreements, the legal opinions set forth herein regarding certain federal income tax matters related to Host REIT. Capitalized terms used herein, unless otherwise defined in the body of this letter, shall have the meanings set forth in Appendix A.

Bases for Opinions

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to, the following:

(1)	the Registration Statement, including the Prospectus and the Prospectus Supplement;

(2)	the discussion under the caption “Material Federal Income Tax Considerations” contained in Exhibit 99.1 to the Current Report on Form 8-K of Host REIT, which was filed on February 23, 2012 and is incorporated by reference in the Prospectus (the “Tax Disclosure”);

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jeddah Riyadh Zagreb. For more information see www.hoganlovells.com

May 1, 2012

(3)	the Third Amended and Restated Agreement of Limited Partnership of Host LP, dated as of February 22, 2007, as amended through the date hereof;

(4)	the Articles of Amendment and Restatement of Articles of Incorporation of Host REIT, filed with the State Department of Assessments and Taxation of Maryland on December 29, 1998 (the “Articles of Incorporation”);

(5)	all real estate leases of the Hotels, each dated as of December 31, 1998, pursuant to which Host LP or a Partnership Subsidiary, as lessor or sub-lessor, leased a hotel to a lessee or sub-lessee, respectively, the majority of which leases were entered into with entities that were indirect subsidiaries of Crestline prior to the Lease Acquisition (and including, without limitation, the leases acquired in connection with the IHP Lease Acquisition), the form of amended and restated lease agreement entered into in connection with the Lease Acquisition, the agreements between and among the Partnership Subsidiaries owning certain Hotels and the respective TRS Lessees of such Hotels relating to the extension of the terms of the expiring Leases on those Hotels, and certain of the second amended and restated lease agreements, dated as of January 1, 2006, with respect to certain of the Hotels;

(6)	the General Expense Sharing and Cost Reimbursement Agreement between Host LP and its TRS Lessee, as amended and restated by the Amended and Restated General Expense Sharing and Cost Reimbursement Agreement between Host LP and Rockledge, dated November 20, 2008 but effective as of January 1, 2008;

(7)	with respect to each class or series of preferred stock of Host REIT, the Articles Supplementary to the Articles of Amendment and Restatement of Articles of Incorporation of Host REIT establishing and fixing the rights and preferences of such class or series of preferred stock; and

(8)	such other documents as we deemed necessary or appropriate (the documents referred to in clauses (1) through (8), the “Reviewed Documents”).

The opinions set forth in this letter are premised on, among other things, the written factual representations of Host REIT and Host LP regarding the organization, ownership and operations of Host REIT that are contained in a letter to us dated as of the date hereof (the “Company Representation Letter”).

For purposes of rendering our opinions, although we have knowledge as to certain of the facts set forth in the above-referenced documents and although we have discussed the Company Representation Letter with the signatories thereto, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents or the Company Representation Letter. We consequently have relied upon the representations and statements of Host REIT and Host LP as to factual matters that are set forth or described in the Reviewed Documents and the Company Representation Letter, or incorporated by reference in the Registration Statement, and we have assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

May 1, 2012

In this regard, we have assumed or obtained representations regarding (and, with your consent, are relying upon) the following:

(1)	that (A) all of the representations and statements set forth in the Reviewed Documents and the Company Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement made as a belief or made “to the knowledge of” or similarly qualified is correct and accurate, and that such representation or statement will continue to be correct and accurate, without such qualification, (C) each of the Reviewed Documents that constitutes an agreement, or each agreement described in a Reviewed Document or in the Company Representation Letter, is valid and binding in accordance with its terms, and (D) each of the obligations imposed by or described in the Reviewed Documents, including, without limitation, the obligations imposed under the Articles of Incorporation, have been and will continue to be performed or satisfied in accordance with their terms; provided that, notwithstanding any of the foregoing, we are not making any assumptions as to the accuracy or completeness with respect to statements in the Tax Disclosure describing provisions of federal income tax law that are covered by our opinion set forth below;

(2)	the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(3)	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

(4)	that Host REIT will utilize all appropriate “savings provisions” (including, without limitation, the provisions of Sections 856(c), 856(c)(7), and 856(g) of the Internal Revenue Code of 1986, as amended (the “Code”), and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to a REIT under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Company Representation Letter) may adversely affect the conclusions stated herein.

Opinions

Based upon, subject to, and limited by the assumptions and qualifications set forth herein (including those set forth below), we are of the opinion that:

(1)	Host REIT was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment

May 1, 2012

trust (“REIT”) under the Code, effective for each of its taxable years ended December 31, 1999, through and including December 31, 2011, and Host REIT’s current organization and current and intended method of operation (as described in the Prospectus, the Prospectus Supplement, the Tax Disclosure and the Company Representation Letter) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for taxable year 2012 and thereafter.

(2)	The portions of the discussion in the Tax Disclosure that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

* * * * *

In addition to the assumptions set forth above, our opinions are subject to the exceptions, limitations and qualifications set forth below:

(1)	Host REIT’s ability to qualify as a REIT depends in particular upon whether each of the Leases is respected as a lease for federal income tax purposes. If one or more Leases are not respected as leases for federal income tax purposes, Host REIT may fail to qualify as a REIT. The determination of whether the Leases are leases for federal income tax purposes is highly dependent on specific facts and circumstances. In addition, for the rents payable under a Lease to qualify as “rents from real property” under the Code, the rental provisions of the Leases and the other terms thereof must conform with normal business practice and not be used as a means to base the rent paid on the income or profits of the lessees. In delivering the first opinion set forth above, we expressly rely upon, among other things, Host REIT’s representations as to various factual matters with respect to the Leases, including representations as to the commercial reasonableness of the economic and other terms of the Leases at the times the Leases were originally entered into and subsequently renewed or extended (and taking into account for this purpose changes to the economic and other terms of the Leases pursuant to subsequent amendments), the intent and economic expectations of the parties to the Leases, the allocation of various economic risks between the parties to the Leases, taking into account all surrounding facts and circumstances, the conformity of the rental provisions and other terms of the Leases with normal business practice, the conduct of the parties to the Leases, and the conclusion that, except in connection with the Harbor Beach Lease and any other leases that Host REIT acknowledges will not qualify as producing “rents from real property” under the Code, such terms are not being, and will not be, used as a means to base the rent paid on the income or profits of the Lessees. We express no opinion as to any of the economic terms of the Leases, the commercial reasonableness thereof, or whether the actual economic relationships created thereby are such that the Leases will be respected for federal income tax purposes or whether the rental and other terms of the Leases conform with normal business practice (and are not being used as a means to base the rent paid on the income or profits of the Lessees).

May 1, 2012

(2)	Host REIT’s qualification and taxation as a REIT depend upon Host REIT’s ability to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various REIT qualification tests imposed under the Code, which are described in the Tax Disclosure, and upon Host REIT utilizing all appropriate “savings provisions” (including, without limitation, the provisions of Sections 856(c), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to a REIT under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available. Our opinions set forth above do not foreclose the possibility that Host REIT may have to pay an excise or penalty tax (which tax could be significant in amount) in order to maintain its REIT qualification. We have relied upon the representations and statements of Host REIT and Host LP as to these matters that are set forth or described in the Reviewed Documents and the Company Representation Letter, or incorporated by reference in the Registration Statement, and we have assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We will not review Host REIT’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of Host REIT’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

(3)

Our opinions represent and are based upon our best judgment regarding the application of relevant current provisions of the Code and Treasury Regulations and interpretations of the foregoing as expressed in existing court decisions, legislative history, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures, as of the date hereof. These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of any or all of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Host REIT has not requested a ruling from the IRS (and no ruling will be sought) as to the federal tax consequences addressed in these opinions. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the

May 1, 2012

opinions expressed herein. We undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

(4)	Our opinion letter addresses only the specific tax opinions set forth above, as limited and qualified herein. This opinion letter does not address any other federal, state, local or foreign tax issues.

(5)	Our opinions set forth herein are based upon the representations and statements of Host REIT and Host LP as to factual matters that are set forth or described in the Reviewed Documents and the Company Representation Letter, or incorporated by reference in the Registration Statement. In the event any one of the statements, representations, or assumptions upon which we have relied to issue any one or more of our opinions is incorrect, one or more of our opinions might be adversely affected and may not be relied upon.

For a discussion relating the law to the facts, and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the Tax Disclosure. This opinion letter has been prepared in connection with the Offering and speaks as of the date hereof. We assume no obligation by reason of this opinion letter to advise you of any changes in either of our opinions subsequent to the delivery of this opinion letter. Except as provided in the last paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ HOGAN LOVELLS US LLP HOGAN LOVELLS US LLP

Appendix A

Definitions

“Acquisition and Exchange Agreement” means that certain Acquisition and Exchange Agreement, dated as of November 13, 2000, among HMT Lessee, Host LP, Crestline and the other parties named therein, as amended from time to time.

“Asian Joint Venture” means Asia Pacific Hospitality Venture Private Limited, which is a joint venture entered into by and between Reco Hotels JV Private Limited, an affiliate of GIC Real Estate Pte Ltd., the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd., and HST Asia/Australia LLC, and also includes Triguna Hospitality Ventures (India) Pvt. Ltd., which is a joint venture between APHV India Investco. Pte. Ltd., a wholly owned subsidiary of Asia Pacific Hospitality Venture Pte. Ltd., InterGlobe Enterprises Ltd. and AAPC Singapore Pte. Ltd.

“BNYMCM” has the meaning set forth in the first paragraph of this letter.

“Crestline” means, for periods prior to June 7, 2002, Crestline Capital Corporation, a Maryland corporation, and, for periods beginning on and after June 7, 2002, Barcelo Crestline Corporation, a Maryland corporation.

“Crestline Lessees” means those indirect subsidiaries of Crestline that leased Hotels pursuant to certain of the Leases prior to the Lease Acquisition and those indirect subsidiaries of Crestline that leased certain Hotels from and after the date of the Lease Acquisition through July 5, 2010.

“Distribution Agreement” means the Distribution Agreement between Host REIT (f/k/a as “Marriott Corporation”) and Marriott International, Inc., dated as of September 15, 1993, as amended.

“European Joint Venture” means HHR Euro CV, which is a joint venture entered into by and among Host LP (through certain subsidiaries), Host Holding Business Trust (through certain subsidiaries), APG Strategic Real Estate Pool N.V., and Jasmine Hotels Pte. Ltd., a subsidiary of GIC Real Estate Pte. Ltd., the real estate investment company of the Government of Singapore Investment Corporation Pte. Ltd.

“Fernwood” means Fernwood Hotel Assets, Inc., a Delaware corporation, which was merged with and into Rockledge Hotel Properties, Inc. on December 3, 2007.

“Harbor Beach Lease” means the lease of the Marriott Harbor Beach Resort from Lauderdale Beach Association to Marriott Hotel Services, Inc.

“HMT Lessee” means HMT Lessee LLC, a Delaware limited liability company that elected, effective January 1, 2001, to be treated as a corporation and a TRS for federal income tax purposes, which was merged with and into Rockledge HMT LLC, a wholly owned subsidiary of Rockledge, with Rockledge HMT LLC surviving, on December 31, 2004.

“Host LP” means Host Hotels & Resorts, L.P., a Delaware limited partnership.

“Host REIT” means Host Hotels & Resorts, Inc., a Maryland corporation.

“Hotel” means each hotel in which Host LP has a direct or indirect interest.

App-1

“IHP Lease Acquisition” means the acquisition by HMT Lessee in June of 2001 of the leasehold interests with respect to three (3) full-service Hotels that were leased to IHP Lessee LLC.

“Lease” means any real estate lease of a Hotel pursuant to which Host LP or a Partnership Subsidiary or a Subsidiary REIT, as lessor or sub-lessor, leased or leases a Hotel to a Lessee, taking into account all subsequent amendments, renewals and/or extensions, including, without limitation, each lease of a Hotel entered into as of December 31, 1998, each amended and restated lease entered into with a TRS Lessee in connection with the Lease Acquisition, the agreements between and among the Partnership Subsidiaries owning certain Hotels and the respective TRS Lessees of such Hotels relating to the extension of the terms of the expiring Leases on those Hotels, the second amended and restated lease agreements, dated as of January 1, 2006, entered into with regard to certain of the Hotels, the Harbor Beach Lease, the real estate leases entered into with respect to the Hotels acquired in the Starwood Acquisition and any real estate leases entered into by the European Joint Venture and the Asian Joint Venture.

“Lease Acquisition” means the acquisition by HMT Lessee, pursuant to the Acquisition and Exchange Agreement, of the leasehold interests with respect to 117 full-service Hotels that were leased to the Crestline Lessees.

“Lessee” means, with regard to Host REIT’s taxable years ended prior to January 1, 2001, any one of the Crestline Lessees or IHP Lessee LLC, and with regard to Host REIT’s taxable periods beginning on or after January 1, 2001, any one of the TRS Lessees, IHP Lessee LLC prior to the IHP Lease Acquisition, the Crestline Lessees owning leasehold interests (as lessee or sub-lessee) that were not acquired by HMT Lessee pursuant to the Lease Acquisition, and any other lessee to which Host LP or a Subsidiary REIT, directly or through a Partnership Subsidiary, leases one or more Hotels or other leased Real Property in the future.

“Offering” has the meaning set forth in the first paragraph of this letter.

“Partnership Subsidiary” means Host LP and any partnership, limited liability company, or other entity treated as a partnership for federal income tax purposes or disregarded as a separate entity for federal income tax purposes in which either Host REIT or Host LP owns (or owned on or after January 1, 1999) an interest, either directly or through one or more other partnerships, limited liability companies or other entities treated as a partnership for federal income tax purposes or disregarded as a separate entity for federal income tax purposes (whether or not Host REIT or Host LP has a controlling interest in, or otherwise has the ability to control or direct the operation of, such entity). Notwithstanding the foregoing, the term “Partnership Subsidiary” shall not in any way be deemed to include the Non-Controlled Subsidiaries or subsidiaries thereof, the Taxable REIT Subsidiaries or subsidiaries thereof, or the Subsidiary REITs or subsidiaries thereof.

“Prospectus” has the meaning set forth in the first paragraph of this letter.

“Prospectus Supplement” has the meaning set forth in the first paragraph of this letter.

“Real Property” means real property, including interests in real property and interests in mortgages on real property.

“Registration Statement” has the meaning set forth in the first paragraph of this letter.

“Rockledge” means Rockledge Hotel Properties, Inc., a Delaware corporation.

“Sales Agency Financing Agreements” has the meaning set forth in the first paragraph of this letter.

“SCUSA” means Scotia Capital (USA) Inc.

App-2

“Starwood” means Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation.

“Starwood Acquisition” means, collectively, the series of transactions, including the merger of a direct, wholly owned subsidiary of Host LP with and into Starwood, pursuant to which Host REIT and Host LP acquired certain hotels from Starwood and certain Starwood subsidiaries, as described in the Starwood Master Agreement and in the Starwood Acquisition Registration Statement.

“Starwood Acquisition Registration Statement” means the registration statement on Form S-4 initially filed by Host REIT with the Securities and Exchange Commission on December 9, 2005, as amended.

“Starwood Master Agreement” means the Master Agreement and Plan of Merger among Host REIT, Host LP, Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub, L.P., Starwood, Starwood Trust, Sheraton Holding Corporation and SLT Realty Limited Partnership, dated as of November 14, 2005 and amended pursuant to that certain Amendment Agreement dated as of March 24, 2006.

“Starwood Trust” means Starwood Hotels & Resorts, a Maryland real estate investment trust.

“Subsidiary REIT” means, from and after the effective date of its REIT election, any direct or indirect subsidiary of Host LP that has elected to be treated as a REIT under the Internal Revenue Code.

“Taxable REIT Subsidiary” means, as to Host REIT and with regard to Host REIT’s taxable years commencing after December 31, 2000, any of Fernwood, Rockledge or any other TRS of Host REIT, and, as to any Subsidiary REIT, any TRS of such Subsidiary REIT.

“TRS” means a “taxable REIT subsidiary,” as described in Section 856(l) of the Code. Any entity taxable as a corporation in which a TRS of a real estate investment trust owns (x) securities possessing more than 35% of the total voting power of the outstanding securities of such entity or (y) securities having a value of more than 35% of the total value of the outstanding securities of such entity shall also be treated as a TRS of such real estate investment trust whether or not a separate election is made with respect to such other entity.

“TRS Lessee” means any of (i) HMT Lessee, prior to its merger into Rockledge HMT LLC, (ii) Rockledge, from and after January 1, 2005, (iii) the direct or indirect subsidiaries of HMT Lessee or Rockledge that hold the leasehold interests that were acquired by HMT Lessee from Crestline pursuant to the Acquisition and Exchange Agreement or in connection with the IHP Lease Acquisition, and (iv) any other lessee of a Hotel that is a TRS.

App-3